Exhibit 10.2

GOLD CORPORATION

and

THE BANK OF NEW YORK MELLON
solely in its capacity as trustee of the Perth Mint Physical Gold ETF and not individually

TRUST UNALLOCATED METAL ACCOUNT AGREEMENT

This TRUST UNALLOCATED METAL ACCOUNT AGREEMENT (this “Agreement”) is made with effect on and from July 26, 2018 (the “Effective Date”).

BETWEEN

(1)	GOLD CORPORATION, whose principal place of business is at 310 Hay Street, East Perth, WA 6004, Australia (the “Custodian”); and

(2)	THE BANK OF NEW YORK MELLON, a New York banking corporation, solely in its capacity as trustee of the Perth Mint Physical Gold ETF created under the Trust Agreement identified below and not individually (the “Trustee”), which expression shall, wherever the context so admits, include the named Trustee and all other persons or companies for the time being the trustee or trustees of the Trust Agreement (as defined below) as trustee for the Shareholders (as defined below).

INTRODUCTION

(1)	The Trustee has agreed to act as trustee for the Shareholders pursuant to the Trust Agreement.

(2)	An Authorized Participant may apply to become a Shareholder by: (i) applying for Shares in accordance with an Authorized Participant Agreement and (ii) depositing the relevant amount of Gold either directly into the Trust Unallocated Metal Account or into the GC Metal Account for the purposes of facilitating the deposit of that Gold into the Trust Unallocated Metal Account.

(3)	Gold Corporation has agreed pursuant to the Authorized Participant Agreement to transfer any Gold deposited into the GC Metal Account to the Trust Unallocated Metal Account, and the Custodian has agreed to transfer such deposited Gold from the Trust Unallocated Metal Account to the Trust Allocated Metal Account.

(4)	In order to effect redemptions of Shares for Authorized Participants, Physical Gold must be transferred from the Trust Allocated Account to the Trust Unallocated Metal Account by way of de-allocation, and must then be transferred from the Trust Unallocated Metal Account either directly to the AP Account or to the GC Metal Account for further delivery by Gold Corporation to the AP Account.

(5)	The Trustee has agreed that the Trust Unallocated Metal Account will be established by the Custodian for the Trustee (in its capacity as trustee of the Trust), and that the Trustee will have the sole right to give instructions to the Custodian for the making of any transfers into or out of the Trust Unallocated Metal Account.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement, unless there is anything in the subject or context inconsistent therewith, the following expressions shall have the following meanings:

“Administrative Sponsor” means Exchange Traded Concepts, LLC acting as administrative sponsor of the Trust, or its successor;

“AP Account” means a Gold account maintained for the Authorized Participant on an Unallocated Basis by the Custodian or a LBMA Gold clearing bank approved by the Custodian, as specified in the applicable transfer instructions given under clause 5.2;

“AP Application” means an offer by an Authorized Participant to the Trust (in the form prescribed by the Trust) to subscribe for Shares, being an offer on terms referred to in the Prospectus and in accordance with the provisions of the relevant Authorized Participant Agreement and the Conditions;

“AP Application Date” means the Business Day on which a valid AP Application Form is received (or deemed to be received) and accepted by the Trustee in accordance with the relevant Authorized Participant Agreement;

“AP Application Form” means a Purchase Order;

“Authorized Participant” means a person that, at the time of submitting to the Trustee an order to purchase, or an order to redeem, one or more Baskets (i) is a registered broker-dealer or other securities market participant, such as a bank or other financial institution, which, but for an exclusion from registration, would be required to register as a broker-dealer to engage in securities transactions, (ii) is a DTC Participant, and (iii) has in effect a valid Authorized Participant Agreement;

“Authorized Participant Agreement” means an agreement among the Trustee, the Administrative Sponsor and an Authorized Participant that authorizes the Authorized Participant to submit Purchase Orders and Redemption Orders under the Trust Agreement;

“Basket” means 50,000 Shares, except that the Administrative Sponsor, with the consent of the Custodial Sponsor, and upon prior written notice to the Trustee, may from time to time increase or decrease the number of Shares comprising a Basket;

“Benchmark Price” means, as of any day, (i) the afternoon LBMA Gold Price, or the morning LBMA Gold Price, if such day’s afternoon LBMA Gold Price is not available; or (ii) such other publicly available price which the Custodial Sponsor may determine fairly represents the commercial value of gold held by the Trust and instructs the Trustee to use as the Benchmark Price;

“Business Day” means any day other than a day: (1) when the exchange on which the Shares are principally traded is closed for regular trading; or (2), if the relevant action requires the receipt or delivery, or the confirmation of receipt or delivery, of gold in the United Kingdom, Western Australia or in some other jurisdiction on a particular day, (A) when banks are authorized to close in the United Kingdom, Western Australia or in such other jurisdiction or when the London gold market is closed or (B) when banks in the United Kingdom, Western Australia or in such other jurisdiction are, or the London gold market is, not open for a full business day and the relevant action requires the execution or completion of procedures which cannot be executed or completed by the close of the business day;

“Conditions” means the terms and conditions on and subject to which (i) Shares are issued in the form or substantially in the form set out in the Trust Agreement or (ii) Shares are redeemed for Gold pursuant to the Trust Agreement;

“Custodial Sponsor” means Gold Corporation acting as custodial sponsor of the Trust pursuant to the Trust Agreement, or its successor;

“Custodial Sponsor Account” means a Gold account for the benefit of the Custodial Sponsor maintained on an Unallocated Basis by the Custodian or by a Gold clearing bank approved by the Custodian;

“Custodial Sponsor’s Fee” means the amount of Gold to be debited from the Metal Accounts at the end of each month and paid to the Custodial Sponsor Account in accordance with the Trust Agreement.

“Delivery” means (i) obtaining an acknowledgement from the Custodian of a credit of gold on an Unallocated Basis to the account of the person entitled to that delivery, and (ii) when used with respect to Shares, one or more book-entry transfers of those Shares to an account or accounts at the Depository designated by the person entitled to instruct such delivery, and, as applicable, for further credit as specified by that person;

“Depository” means The Depository Trust Company and any other successor depository of Shares selected by the Administrative Sponsor, in consultation with the Custodial Sponsor, as provided in the Trust Agreement;

“Dollars” or “$” (or dollars) refers to United States Dollars, unless otherwise indicated;

“DTC Participant” means a person that, pursuant to The Depository Trust Company’s governing documents, is entitled to deposit securities with The Depository Trust Company in its capacity as a “participant”;

“Fine Ounce” means a troy ounce of 100% pure gold, Fine Ounces being determined, as to physical gold, by multiplying the gross weight in troy ounces by the fineness, expressed as a fraction of the fine metal content in parts per 1000 and, as to gold held on an Unallocated Basis, by the number of Fine Ounces credited to the applicable unallocated account from time to time (such account being denominated in Fine Ounces);

“GC Metal Account” means one or more Gold accounts of which Gold Corporation, in its individual capacity, is the registered owner maintained with one or more LBMA Gold clearing members on an Unallocated Basis in such location or locations as Gold Corporation may determine and used by Gold Corporation exclusively for transfers of Gold to and from the Trust in connection with the creation and redemption of Baskets.

“Gold” or “gold” means Physical Gold or gold held on an Unallocated Basis;

“Government Guarantee” means the guarantee provided by the State of Western Australia pursuant to Section 22 of the Gold Corporation Act 1987 (Western Australia) which provides (amongst other things) that the payment of the cash equivalent of gold due, payable and deliverable by Custodian under the Act is guaranteed by the Treasurer of Western Australia, in the name and on behalf of the Crown in the right of the State of Western Australia;

“LBMA” means The London Bullion Market Association or its successor;

“LBMA Gold Price” means the morning or afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in Dollars, as calculated and administered by independent service provider(s) and published by the LBMA on its website at www.lbma.org.uk or by its successor that publicly displays prices;

“London Bar” means a gold bar meeting the London “Good Delivery” standards, including the specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA;

“Metal Accounts” means the Trust Allocated Metal Account, the Trust Unallocated Metal Account and the GC Metal Account.

“Order Cutoff Time” means, with respect to any Business Day, (i) 4:00 p.m. (New York time) on such Business day, or (ii) another time agreed to by the Administrative Sponsor, the Custodial Sponsor and the Trustee under the Trust Agreement;

“Physical Gold” or “physical gold” means (i) a London Bar; and/or (ii) all gold products without numismatic value and having a gold purity of at least 99.5% (including coins, cast bars and minted bars);

“Prospectus” means the prospectus constituting a part of the registration statement filed on Form S-1, Registration Number 333-224389 with the Securities and Exchange Commission in accordance with the U.S. Securities Act of 1933, as amended, in relation to the Shares dated on or about May 25, 2018, as the same may be modified, supplemented or amended from time to time;

“Purchase Order” means the order that an Authorized Participant must place with the Trustee pursuant to the Trust Agreement in order to acquire one or more Baskets from the Trust;

“Redemption Order” means the order an Authorized Participant must place with the Trustee pursuant to the Trust Agreement in order to redeem one or more Baskets from the Trust;

“Rules” means the rules, regulations, practices and customs of the LBMA (including the requirements of “Good Delivery” under the rules of the LBMA), the Bank of England and such other regulatory authority or other body as shall affect the activities contemplated by this Agreement;

“Shareholder” means the beneficial owner of one or more Shares;

“Share” means a unit of fractional undivided beneficial interest in the Trust which is issued by the Trust, named “Perth Mint Physical Gold ETF” and created pursuant to and constituted by the Trust Agreement;

“Trust” means the Perth Mint Physical Gold ETF, the trust created by the Trust Agreement;

“Trust Agreement” means the Depository Trust Agreement of the Trust dated on or about June __, 2018, as amended from time to time, among Gold Corporation, as Custodial Sponsor, Exchange Traded Concepts, LLC, as Administrative Sponsor, and The Bank of New York Mellon, as Trustee;

“Trust Allocated Metal Account” means the account designated as the Perth Mint Physical Gold ETF Allocated Metal Account (Cust. No. AAAU01), as maintained for the Trust by the Custodian on an allocated basis pursuant to the Trust Allocated Metal Account Agreement for the purpose of holding Physical Gold on behalf of the Trust;

“Trust Allocated Metal Account Agreement” means the Trust Allocated Metal Account Agreement of even date herewith between the Custodian and the Trustee pursuant to which the Trust Allocated Metal Account is established and operated;

“Trust Unallocated Metal Account” means the account designated as the Perth Mint Physical Gold ETF Unallocated Metal Account (Cust. No. AAAU01), as maintained for the Trust by the Custodian on an Unallocated Basis pursuant to this Agreement;

“Unallocated Basis” means, with respect to the holding of Gold, that the holder is entitled to receive delivery of Physical Gold in the amount standing to the credit of the holder’s account, but the holder has no ownership interest in any particular Gold that the custodian maintaining that account owns or holds;

“Unallocated Gold” means gold held on an Unallocated Basis;

“VAT” shall mean (a) any tax imposed pursuant to or in compliance with the Sixth Directive of the Council of the European Economic Communities (77/388/EEC) including in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto; and (b) any other tax of a similar nature, whether imposed in a member state of the European Union or elsewhere, in substitution for, or levied in addition to, such tax referred to in “(a)”; and

“Withdrawal Date” means the Business Day on which the Trustee wishes a withdrawal of Gold from the Trust Unallocated Metal Account to take place.

1.2	Headings: The headings in this Agreement do not affect its interpretation.

1.3	Singular and plural: References to the singular include the plural and vice versa.

1.4	Construction: The word “including” means “including without limitation”. The word “or” is not exclusive.

2.	TRUST UNALLOCATED METAL ACCOUNT

2.1	Opening Trust Unallocated Metal Account: The Custodian shall open and maintain the Trust Unallocated Metal Account in the name of the Trustee (in its capacity as trustee for the Shareholders).

2.2	Denomination of Trust Unallocated Metal Account: The Trust Unallocated Metal Account will hold deposits of Gold and will be denominated in Fine Ounces (to three decimal places). The Custodian agrees to use reasonable efforts to minimize the amount of Gold held for the Trust on an Unallocated Basis at all times.

2.3	Trust Unallocated Metal Account Reports: In respect of each Business Day, the Custodian will transmit to the Trustee a statement of account together with a report showing the increases and decreases to the Gold standing to the Trustee’s credit in the Trust Unallocated Metal Account, and identifying separately each transaction and the Business Day on which it occurred. The Custodian will use commercially reasonable efforts to send that statement of account and accompanying reports on or before 10:00 p.m. New York time in respect to each Business Day. At the same time as that statement of account is provided to the Trustee in respect to any Business Day, the Custodian will also send the Trustee a notification of (i) each separate transaction, if any, transferring Gold to the Trust Unallocated Metal Account, including the amount of Gold transferred to the Trust Unallocated Metal Account and the AP Account from which such Gold is transferred (either directly or indirectly through the GC Metal Account), (ii) the amount of Gold, if any, transferred from the Trust Unallocated Metal Account to the Trust Allocated Metal Account or to any AP Account (either directly or through the GC Metal Account), (iii) the amount of any Gold borrowed pursuant to clause 5.4 and (iv) the closing balance of Gold credited to the Trust Unallocated Metal Account for such Business Day. In addition, the Custodian will provide the Trustee such information about the increases and decreases to the Gold standing to the Trustee’s credit in the Trust Unallocated Metal Account on a same-day basis at such other times and in such other form as the Trustee and the Custodian shall agree. For each calendar month, the Custodian will provide the Trustee within a reasonable time after the end of the month a statement of account for the Trust Unallocated Metal Account which shall include the opening and closing monthly balance and all transfers to and from the Trust Unallocated Metal Account. All such reports will be made available to the Trustee by means of authenticated email message, provided that, if the email messaging system is unavailable for any reason, the Trustee and the Custodian will agree upon a temporary notification system for making such reports available to the Trustee.

2.4	Reversal of Entries: The Custodian shall reverse any provisional or erroneous entries to the Trust Unallocated Metal Account which it discovers or of which it is notified with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made (including where the Custodian has credited a deposit made pursuant to clause 3.1 and on receipt by the Custodian of the Gold if it is determined that the Gold does not comply with the Rules or that it is not the required weight).

2.5	Provision of Information: The Custodian agrees that it will forthwith notify the Trustee in writing of any encumbrance of which it is aware is or is purported to have been created over or in respect of the Trust Unallocated Metal Account or any of the amounts standing to the credit thereof.

2.6	Access: The Custodian will allow the Administrative Sponsor and the Trustee and their Gold auditors access to its premises during normal business hours, to examine the Custodian’s records in relation to the Trust Unallocated Metal Account, as they may reasonably require to perform their respective duties with regard to the Trust in accordance with the terms of the Trust Agreement and applicable laws and regulations. The Trustee agrees that any such access shall be subject to execution of a confidentiality agreement and agreement to the Custodian’s security procedures, and the first two audits in any calendar year shall be at the Custodial Sponsor’s expense, and any further audit in such calendar year shall be considered an extraordinary expense (as defined in the Trust Agreement) of the Trust. Reasonable prior notice shall be provided to the Custodial Sponsor of any such audit.

3.	DEPOSITS

3.1	Procedure: The Custodian shall receive deposits of Gold into the Trust Unallocated Metal Account (in the manner and accompanied by such documentation as the Custodian may reasonably require) by:

(a)	transfer of Gold from an AP Account, either directly or via the GC Metal Account, in connection with an AP Application by an Authorized Participant for Shares; or

(b)	de-allocation of Physical Gold held in the Trust Allocated Metal Account upon a Redemption Order by an Authorized Participant or for any other purpose authorized by the Trust Agreement.

No other methods of deposit are permitted. Only the Trustee shall have the right to give instructions to the Custodian for deposit of Gold to the Trust Unallocated Metal Account.

3.2	Notice Requirements: Notice of intended deposit must be received by the Custodian from the Trustee no later than 3:00 p.m. (London time) (usually 10:00 p.m. Perth time) one Business Day prior to the date of deposit or, for transfers to be made under clause 3.1(b) (other than in connection with a Redemption Order by an Authorized Participant or for sales of gold), no later than 4:00 p.m. London time (usually 11:00 p.m. Perth time) two Business Days prior to the date of deposit and specify the weight (in Fine Ounces) to be credited to the Trust Unallocated Metal Account, the date of deposit, the account from which such deposit will be transferred, and any other information which the Custodian may, with the agreement of the Trustee, from time to time require. The Custodian will promptly notify the Trustee by email upon a deposit of Gold being made into the Trust Unallocated Metal Account pursuant to clause 3.1(b). When, by reference to the Trustee’s notifications and instructions to the Custodian, the Custodian reasonably believes an amount of Gold has been credited to the Trust Unallocated Metal Account in error, the Custodian will notify the Trustee promptly and, pending a joint resolution of the error, will treat such amount as not being subject to the standing instruction in clause 5.3.

3.3	Right to Amend Procedure: The Custodian may amend the procedure in relation to the deposit of Gold if (i) such amendment is caused by a change in the Rules or procedures of the LBMA, or (ii) the Trustee and the Administrative Sponsor consent (such consent not to be unreasonably withheld). The Custodian will, whenever practicable, notify the Trustee and the Administrative Sponsor within a commercially reasonable time before the Custodian amends its procedures or imposes additional ones in relation to the transfer of Gold into and from the Trust Unallocated Metal Account, and in doing so the Custodian will consider the Trustee’s and Administrative Sponsor’s needs to communicate any such change to Authorized Participants and others.

4.	WITHDRAWALS

4.1	Trustee Instructions Procedure: The Trustee may at any time give instructions to the Custodian for the withdrawal of Gold standing to the credit of the Trust Unallocated Metal Account as provided in this Agreement, provided that a withdrawal may be made only by:

(a)	transfer either directly or via the GC Metal Account to an AP Account relating to the same kind of Gold and having the same denomination as that to which the Trust Unallocated Metal Account relates when Shares are to be redeemed by an Authorized Participant;

(b)	transfer to the Trust Allocated Metal Account;

(c)	transfer to the Custodial Sponsor Account for the payment of the Custodial Sponsor’s Fee and for the reimbursement of costs, expenses and other amounts to which the Custodial Sponsor is entitled to be reimbursed for in accordance with the Trust Agreement;

(d)	the collection of Physical Gold from the Custodian at its vault premises, or such other location as the Custodian may direct by notice to the party taking Delivery; or

(e)	transfer to an account maintained by the Custodian or by a third party on an Unallocated Basis in connection with the sale of Gold or other transfers as may now or hereafter be permitted under the Trust Agreement.

4.2	Form of Gold Withdrawals: Any Gold withdrawal from the Trust Unallocated Metal Account pursuant to clause 4.1 will be in a form which complies with the Rules or in such other form as may be agreed between the Trustee and the Custodian the combined Fine Ounce weight of which will not exceed the number of Fine Ounces the Trustee has instructed the Custodian to debit.

4.3	Notice Requirements: Any notice relating to a withdrawal of Gold must be in writing and:

(a)	if it relates to a withdrawal pursuant to clauses 4.1(a) or 4.1(e) (for sales of Gold only), be in such form as may be agreed by the parties from time to time, and in all cases be received by the Custodian no later than 3:00 p.m. (London time) (usually 10:00 p.m. Perth time) on the day which is one Business Day prior to the Withdrawal Date unless otherwise agreed.

(b)	if it relates to a transfer pursuant to clause 4.1(b), be in the form of an AP Application (which shall be sufficient instruction for the purposes of this Agreement) and be received by the Custodian no later than 3:00 p.m. (London time) (usually 10:00 p.m. Perth time) on the day which is one Business Day prior to the Withdrawal Date.

(c)	if it relates to a withdrawal pursuant to clauses 4.1(c), 4.1(d) or 4.1(e) (transfers other than for the sale of Gold), be received by the Custodian no later than 4:00 p.m. (London time) (usually 11:00 p.m. Perth time) on the day which is not less than two Business Days prior to the Withdrawal Date unless otherwise agreed and specify the name of the person or carrier that will collect the Gold from the Custodian or the identity of the person to whom delivery is to be made, as the case may be;

and in all cases, specify the weight (in Fine Ounces) of the Gold to be debited from the Trust Unallocated Metal Account, the Withdrawal Date and any other information which the Custodian may, with the agreement of the Trustee, from time to time require.

4.4	Right to Amend Procedure: The Custodian may amend the procedure for the withdrawal of Gold from the Trust Unallocated Metal Account if (i) such amendment is caused by a change in the Rules or procedures of the LBMA, or (ii) the Trustee and the Administrative Sponsor consent (such consent not to be unreasonably withheld). Any such amendment will be subject to the notification conditions of the clause 3.3.

4.5	Delivery Obligations: Unless otherwise instructed by the Trustee on behalf of the Trust or the relevant person, the Custodian shall make any transportation and insurance arrangements in respect of delivery of Gold in accordance with its usual practice. Where instructions are given, the Custodian shall use all reasonable efforts to comply with the same. The Custodian shall not be obliged to effect any requested delivery if, in its reasonable opinion, this would cause the Custodian or its agents to be in breach of the Rules or other applicable law, court order or regulation; the costs incurred would be excessive or delivery is impracticable for any reason. All insurance and transportation costs shall be for the account of the Custodial Sponsor or the Trust, as applicable under the Trust Agreement, and paid in accordance with the Trust Agreement.

4.6	Risk: Where there is a transfer of Unallocated Gold to the GC Metal Account, an AP Account or another account maintained on an Unallocated Basis, all right, title and interest in Gold shall pass upon the transfer of the Unallocated Gold to the GC Metal Account, the AP Account or such other account maintained on an Unallocated Basis.

4.7	Allocation: Without limiting clause 5.3, in the case of a transfer under clause 4.1(b), the Custodian will use its commercially reasonable endeavors to complete the allocation of such deposits of Gold by not later than 10:00 p.m. Perth time on the Business Day of receipt of such deposits of Gold provided that such deposits of Gold are received by the Custodian by 3:00 p.m. Perth time on such Business Day. The Custodian will promptly notify the Trustee by email upon the completion of such allocation. Following the Custodian’s receipt of such notice, the Custodian shall identify Gold of a weight most closely approximating, but not less than, the balance in the Trust Unallocated Metal Account and shall transfer such weight from the Trust Unallocated Metal Account to the Trust Allocated Metal Account. Any amount of Gold allocated to the Trust Allocated Metal Account which is in excess of the balance of Gold in the Trust Unallocated Metal Account to be allocated shall be recorded as a corresponding amount due to the Custodian in the Trust Unallocated Metal Account. The Trustee acknowledges that the process of allocation of Gold to the Trust Allocated Metal Account from the Trust Unallocated Metal Account may involve minimal adjustments to the weights of Gold to be allocated to adjust such weight to the Physical Gold available.

4.8	Sales of Gold: With respect to a withdrawal of Gold from the Trust Unallocated Metal Account made in connection with clause 4.1(e), if, in accordance with the Trust Agreement and instructions from the Trustee, Gold must be sold, the Custodian shall (i) sell such Fine Ounces at the Benchmark Price next determined after receipt of appropriate instructions and (ii) remit the cash proceeds of such sale to the Trustee.

5.	INSTRUCTIONS

5.1	Giving of Instructions: Only the Trustee shall have the right to give instructions to the Custodian for deposit of Gold to or withdrawal of Gold from the Trust Unallocated Metal Account. The Trustee shall notify the Custodian in writing of the names of the people who are authorized to give instructions on the Trustee’s behalf. Until the Custodian receives written notice to the contrary, the Custodian is entitled to assume that any of those people have full and unrestricted power to give instructions on the Trustee’s behalf. The Custodian is also entitled to rely on any instructions which are from, or which purport to emanate from, any person who appears to have such authority.

5.2	Transfer Instructions: All transfers into and out of the Trust Unallocated Metal Account shall be made upon receipt of, and in accordance with, instructions given by the Trustee to the Custodian. Such instructions shall be given by authenticated email message or, if for any reason the email messaging system is not operational, by such other temporary means as the Trustee and the Custodian may agree from time to time. Other information (which shall not constitute an instruction) related to transfers into and out of the Trust Unallocated Metal Account may be sent between the Trustee and the Custodian by email or such other means as the Trustee and the Custodian may agree from time to time. Any such communication shall be deemed to have been given, made or served upon actual receipt by the recipient.

5.3	Continuous Allocation of Gold: Without prejudice to clause 5.1 and subject to clause 4.8, unless otherwise notified by the Trustee in writing, the Custodian shall, on any Business Day whenever Gold is to be transferred from an AP Account (either directly or via the GC Metal Account) to the Trust Unallocated Metal Account or is otherwise standing to the credit of the Trustee in the Trust Unallocated Metal Account, transfer Gold then standing to the credit of the Trustee in the Trust Unallocated Metal Account (excluding Gold which has been de-allocated in order to effect delivery of Gold to a redeeming Authorized Participant or pursuant to any other withdrawal occurring on such day) to the Trust Allocated Metal Account such that no amount of Gold held on an Unallocated Basis remains standing to the credit of the Trustee in the Trust Unallocated Metal Account by 10:00 p.m. Perth time on such Business Day. In the event that the Custodian is unable to fully allocate Gold by 10:00 p.m. Perth time on each Business Day due to reasons outside of its control, it will use reasonable efforts to fully allocate Gold to the Trust Allocated Metal Account as soon as possible.

5.4	Lending Gold: The Custodian shall lend to the Trust Unallocated Metal Account from time to time such number of Fine Ounces as may be needed in order for the Custodian to fully allocate to the Trust Allocated Metal Account all of the Gold standing to the Trust’s credit in the Trust Unallocated Metal Account (after repayment to the Custodian of any loan balance existing prior to such allocation as provided hereafter in this clause) to the Trust Allocated Metal Account pursuant to the standing instruction set forth in clause 5.3, provided that the maximum amount of Gold that the Custodian will lend to the Trust at any time is 430 Fine Ounces. The Custodian shall not charge the Trust any fees, interest or costs in connection with the lending of the Gold. The Custodian shall identify on its books and records and in the reports it sends to the Trustee any Gold that has been borrowed in the Trust Unallocated Metal Account as of the date of such reports, which shall be accepted as conclusive evidence of such balance, save in the case of manifest error. On each Business Day, the Custodian may repay itself the amount of any borrowed Gold from, and to the extent of, the positive balance of the Trust Unallocated Metal Account determined by taking into account all credits to and debits from the Trust Unallocated Metal Account on such Business Day but prior to the Custodian’s execution of the standing instruction to allocate contained in clause 5.3.

5.5	Amendments: Once given, instructions continue in full force and effect until they are cancelled, amended or superseded. Any communication that cancels, amends or supersedes an instruction shall be valid only upon actual receipt by the Custodian in accordance with clause 5.2.

5.6	Unclear or Ambiguous Instructions: If, in the Custodian’s opinion, any instructions are unclear or ambiguous, the Custodian shall use reasonable endeavors (taking into account any relevant time constraints) to obtain clarification of those instructions from the Trustee and, failing that, the Custodian may in its absolute discretion and without any liability on its part, act upon what the Custodian believes in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to the Custodian’s reasonable satisfaction.

5.7	Refusal to Execute: The Custodian may, where practicable, refuse to execute instructions if in the Custodian’s opinion they are or may be contrary to the Rules, the Trust Agreement or any applicable law.

6.	CONFIDENTIALITY

6.1	Disclosure to Others: Subject to clause 6.2, each of the Trustee and the Custodian shall respect the confidentiality of information acquired under this Agreement and will not, without the other party’s consent, disclose to any other person any transaction or other information acquired about the other party, its business or the Trust under this Agreement, provided that such other party has made clear, at or before the time such information is provided, that such information is being provided on a confidential basis.

6.2	Permitted Disclosures: Each party accepts that from time to time the other party may be required by law or the Rules, or required or requested by a government department or agency, fiscal body or regulatory or listing authority or as otherwise necessary in conducting the Trust’s business, to disclose this Agreement or information acquired under this Agreement. In addition, the disclosure of such information may be required by a party’s auditors, by its legal or other advisors, by a company which is in the same group of companies as a party (i.e., a subsidiary or holding company of a party), or (in the case of the Trustee) by the Administrative Sponsor, or any beneficiary of the Trust. Each party irrevocably authorizes such persons to make such disclosures without further reference to such party.

7.	cUSTODY SERVICES

7.1	Appointment: The Trustee hereby appoints the Custodian to act as custodian of the Gold held in the Trust Unallocated Account Agreement in accordance with this Agreement, the Trust Agreement and any Rules which apply to the Custodian, and the Custodian hereby accepts such appointment.

7.2	Safekeeping of Gold: The Custodian will be responsible for the safekeeping of the Gold on the terms and conditions of this Agreement.

7.3	Ownership of Gold: The Custodian will identify in its books and records that the Gold in the Trust Unallocated Metal Account belongs to the Trustee (on trust for the Shareholders). The Custodian shall ensure that the Gold belonging to the Trustee (on trust for the Shareholders) shall not be pledged by the Custodian or leased to any other person and, except as provided in clause 5.4, that it shall at all times be free and clear of all liens, charges, security interests and encumbrances, whether arising by operation of law or otherwise.

8.	REPRESENTATIONS

8.1	Trustee’s Representations: The Trustee represents and warrants to the Custodian that (such representations and warranties being deemed to be repeated upon each occasion of deposit or withdrawal of Gold under this Agreement):

(1)	the Trustee has all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(2)	the person entering into this Agreement on behalf of the Trustee has been duly authorized to do so; and

(3)	this Agreement and the obligations created under it are binding upon and enforceable against the Trustee, as trustee of the Trust, in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules or any order, charge or agreement by which the Trustee is bound.

8.2	Custodian’s Representations: The Custodian represents and warrants to the Trustee that (such representations and warranties being deemed to be repeated upon each occasion of deposit or withdrawal of Gold under this Agreement):

(1)	the Custodian is duly constituted with all necessary authority, powers, consents, licenses and authorizations (which have not been revoked) and all necessary action has been taken to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(2)	the person entering into this Agreement on behalf of the Custodian has been duly authorized to do so;

(3)	this Agreement and the obligations created under it are binding upon the Custodian and enforceable against the Custodian in accordance with its terms (subject to applicable principles of equity) and do not and will not violate the terms of the Rules or any order, charge or agreement by which the Custodian is bound; and

(4)	the Government Guarantee applies to the Gold held in the Metal Accounts.

9.	FEES AND EXPENSES

9.1	Fees: The Custodian also serves as the Custodial Sponsor of the Trust, and the Custodian acknowledges that it receives the Custodial Sponsor’s Fee as defined under and pursuant to the terms of the Trust Agreement, and shall receive no additional compensation for its services to the Trust hereunder.

9.2	Expenses: The Custodian also serves as the Custodial Sponsor of the Trust, and the Custodian acknowledges that it receives reimbursement for certain expenses under the terms of the Trust Agreement, and shall receive no additional reimbursement for its expenses other than specified in this Agreement and the Trust Agreement.

10.	VALUE ADDED TAX

10.1	VAT Exclusive: All sums, if any, payable under this Agreement by the Trust to the Custodian shall be deemed to be exclusive of VAT if and to the extent VAT is properly chargeable on any supplies made by the Custodian to the Trust pursuant to this Agreement.

10.2	VAT Invoice: If VAT is properly chargeable on any supplies made by the Custodian to the Trust pursuant to this Agreement, the Custodian shall provide a valid VAT invoice to the Trust.

11.	SCOPE OF RESPONSIBILITY

11.1	Exclusion of Liability: The Custodian will use reasonable care in the performance of its duties under this Agreement provided always that its liability for any loss or damage suffered by the Trust or the Trustee in connection with this Agreement (including in relation to any lost or damaged Gold) shall not exceed the cash equivalent of all Gold due, payable and deliverable by the Custodian (that being the extent of the liability coverage provided by the Government Guarantee). The Custodian and the Trustee each agree to notify the other party promptly after any discovery of any lost or unaccounted Gold. If the Custodian delivers from the Trust Unallocated Metal Account Gold that is not of the Fine Ounces the Custodian has represented to the Trustee or that is not according to the Rules, recovery by the Trustee, to the extent such recovery is otherwise allowed, shall not be barred by any delay in asserting a claim because of the failure to discover the corresponding loss or damage regardless of whether such loss or damage could or should have been discovered.

11.2	Government Guarantee and Insurance: The Government Guarantee provides (amongst other things) that the payment of the cash equivalent of Gold which is due, payable and deliverable by the Custodian under the Gold Corporation Act 1987 (Western Australia) is guaranteed by the Treasurer of Western Australia, in the name and on behalf of the Crown in the right of the State of Western Australia. The Custodian shall promptly notify the Trustee as soon as it becomes aware of any proposal by the Western Australian Government to remove or alter the Government Guarantee. The Custodian shall make such insurance arrangements from time to time in connection with the Custodian’s obligations under this Agreement as the Custodian considers appropriate in connection with the Gold held in the Trust Unallocated Metal Account on behalf of the Trust and will be responsible for all costs, fees and expenses (including any relevant taxes) in relation to any such insurance arrangements. Upon reasonable prior written notice, in connection with the preparation of the initial registration statement under the United States Securities Act of 1933, as amended, covering any Shares, the Custodian will allow its certificates of currency of its insurance or coverage summaries of the insurance to be reviewed by the Trustee and the Administrative Sponsor. The Custodian will also allow the Trustee and the Administrative Sponsor to review its certificates of currency of its insurance or coverage summaries of the insurance in connection with any amendment to that initial registration statement or any further registration statement covering any Shares from time to time, in each case upon reasonable prior written notice from the Trustee or the Administrative Sponsor. Any permission to review the Custodian’s insurance is limited to the term of this Agreement and is conditioned on the reviewing party executing a form of confidentiality agreement provided by the Custodian, or if the confidentiality agreement is already in force, acknowledging that the review is subject thereto.

11.3	Force Majeure: The Custodian shall not be liable for any delay in performance, or for the non-performance, of any of its obligations under this Agreement by reason of any cause beyond the Custodian’s reasonable control. This includes any delay or inability to transport Gold in a secure manner due to lack of available, suitable transportation, any act of God or war or terrorism or any breakdown, malfunction or failure of transmission, communication or computer facilities, industrial action, acts and regulations of any governmental or supra national bodies or authorities or regulatory or self-regulatory organization or failure of any such body, authority or organization, for any reason, to perform its obligations.

11.4	Indemnity: The Trustee, solely from and to the extent of the assets of the Trust, shall indemnify and keep indemnified the Custodian (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses (other than expenses assumed by the Custodial Sponsor under the Trust Agreement or by the Custodian under this Agreement) which the Custodian may suffer or incur, directly or indirectly, in connection with this Agreement except to the extent that such sums are due directly to the gross negligence, willful default or fraud of the Custodian.

11.5	Third Parties: Except with respect to the Trust, which shall be considered a beneficiary of this entire Agreement, and the Administrative Sponsor, which shall be considered a beneficiary (as applicable) of clauses 2.6, 3.3, 4.4, 6.2, 11.2, 12.2, 12.3 and 13.4, the Custodian does not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement. Except as set forth in this clause 11.5, this Agreement does not confer a benefit on any person who is not a party to it. The parties to this Agreement do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement, provided that the Administrative Sponsor may enforce its rights under clauses 2.6, 3.3, 4.4, 6.2, 11.2, 12.2, 12.3 and 13.4. Nothing in this paragraph is intended to limit the obligations hereunder of any successor Trustee of the Trust or to limit the right of any successor Trustee of the Trust to enforce the Custodian’s obligations hereunder.

12.	TERM AND TERMINATION

12.1	Notice: Any termination notice given by the Trustee in compliance with the terms of the Trust Agreement and under clause 12.2 must specify:

(1)	the date on which the termination will take effect; and

(2)	unless the Trust is also terminating, the person to whom the Gold is to be transferred.

If the Trust is also terminating, the Trustee will provide further instructions regarding the Gold as provided in the Trust Agreement.

12.2	Term: This Agreement shall commence on the Effective Date and shall continue in effect indefinitely until terminated pursuant to this clause 12.2. The Custodian may resign as Custodian and terminate this Agreement upon six (6) months’ advance written notice. This Agreement may be terminated immediately upon written notice as follows:

(a)	by the Trustee or the Custodian, if it becomes unlawful for the Custodian to be a party to this Agreement or to offer its services to the Trust on the terms contemplated by this Agreement or if it becomes unlawful for the Trustee or the Trust to receive such services or for the Trustee to be a party to this Agreement;

(b)	by the Custodian, if there is any event which, in the Custodian’s reasonable view, indicates the Trustee’s insolvency or impending insolvency;

(c)	by the Trustee, if there is any event which, in the Trustee’s reasonable view, indicates the Custodian’s insolvency or impending insolvency, or if the Custodian resigns or is deemed to have resigned as Custodial Sponsor pursuant to the Trust Agreement; or

(d)	by the Trustee, if the Trust is to be terminated.

Upon any termination of this Agreement by either party, the Custodian agrees to continue to serve as custodian pursuant to the terms of this Agreement for a reasonable period of time, but in no event longer than six (6) months, to facilitate liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Agreement, the Custodian shall cooperate with the Trustee and the Administrative Sponsor in good faith to effect a smooth and orderly transfer of the Gold held in the Trust Unallocated Metal Account, the custodial services provided under this Agreement and all applicable records as directed by the Trustee or the Administrative Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as the Trustee or the Administrative Sponsor may reasonably require in order to effect such transfer.

12.3	Change in Trustee or Administrative Sponsor: If there is any change in the identity of the Trustee or the Administrative Sponsor in accordance with the Trust Agreement, then the Custodian, the Trustee and the Administrative Sponsor shall execute such documents and shall take such actions as the new Trustee or Administrative Sponsor and the outgoing Trustee or Administrative Sponsor may reasonably require for the purpose of vesting in the new Trustee or Administrative Sponsor the rights and obligations of the outgoing Trustee or Administrative Sponsor, and releasing the outgoing Trustee or Administrative Sponsor from its future obligations under this Agreement.

12.4	Delivery Arrangements: If the Trustee does not make arrangements reasonably acceptable to the Custodian for the transfer of Unallocated Gold after termination, the Custodian may continue to hold such Unallocated Gold, in which case the Custodian will continue to charge an amount equal to the Custodial Sponsor Fee payable under the Trust Agreement. If the Trustee has not made arrangements reasonably acceptable to the Custodian for the transfer of Unallocated Gold within six months of the date specified in the termination notice as the date on which the termination will take effect, the Custodian will be entitled to (but is not obligated to) sell Unallocated Gold and account to the Trustee for the proceeds.

12.5	Existing Rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed.

13.	NOTICES

13.1	Notices: Except as provided in clauses 2.3, 3.2, 4.7, 5.2 and 15.4, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including email) or such other electronic transmission as the parties may from time to time agree, to the party due to receive the notice or communication, at its address, number or destination set out in clause 13.3 or another address, number or destination specified by that party by written notice to the other.

13.2	Deemed Receipt of Notice: A notice or other communication under or in connection with clause 13.1 will be deemed received only if actually received or delivered.

13.3	The addresses and numbers of the parties for the purposes of clauses 5.2 and 13.1 are:

The Custodian:	Gold Corporation
Attn: Treasurer
310 Hay Street
East Perth, WA 6004
Australia
Telephone: +61 8 9421 7615
Facsimile: +61 8 9221 7074
E-Mail: AAAU@Perthmint.com

The Trustee:	The Bank of New York Mellon
2 Hanson Place
9th Floor
Brooklyn, New York 11217
Attention: ETF Services, Brooklyn
Telephone: 718-315-5013
Facsimile: 718-315-4850
E-Mail: etfservicescom@bnymellon.com

The address and numbers of the Administrative Sponsor for purposes of receiving notices under this Agreement is:

The Administrative
Sponsor:	Exchange Traded Concepts, LLC
10900 Hefner Pointe Drive, Suite 207
Oklahoma City, Oklahoma 73120
Telephone: 1-405-778-8377
Facsimile: 1-405-778-8375
E-Mail: garrett@exchangetradedconcepts.com

13.4	Recording of Calls: Each of the Custodian, the Trustee and the Administrative Sponsor may record telephone conversations without use of a warning tone. Such records will be the recording party’s sole property and accepted by the other parties hereto as evidence of the orders or instructions given.

14.	GENERAL

14.1	Role of Trustee: The Trustee is a party to this Agreement solely in its capacity as Trustee for the Shareholders and accordingly (i) the Trustee shall only be liable to satisfy any obligations under this Agreement, including any obligations or liabilities arising in connection with any default by the Trustee under this Agreement, to the extent of the assets held from time to time by the Trustee as trustee of the Trust (the “Trust Assets”) to the extent authorized by the Trust Agreement and (ii) no recourse shall be had to (a) any assets other than the Trust Assets including any of the assets held by the Trustee as trustee, co-trustee or nominee of a trust other than the Trust, as owner in its individual capacity or in any way other than as trustee of the Trust or (b) the Trustee for any assets that have been distributed by the Trustee to the beneficiaries of the Trust.

14.2	No Advice: The Custodian’s duties and obligations under this Agreement do not include providing the other party with investment advice. In asking the Custodian to open and maintain the Trust Unallocated Metal Account, the Trustee acknowledges that it is acting pursuant to the Trust Agreement, and the Custodian shall not owe the Trustee or the Trust any duty to exercise any judgment on their behalf as to the merits or suitability of any deposits into, or withdrawals from, the Trust Unallocated Metal Account.

14.3	Assignment: This Agreement is for the benefit of and binding upon the parties hereto and their respective successors and permitted assigns. Save as expressly provided herein, no party may assign, transfer or encumber, or purport to assign, transfer or encumber, any right or obligation under this Agreement unless the other party otherwise agrees in writing.

14.4	Amendments: Any amendment to this Agreement must be agreed in writing and be signed by the Trustee and the Custodian. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

14.5	Partial Invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

14.6	Entire Agreement: This Agreement and the Trust Allocated Metal Account Agreement represent the entire agreement between the parties in respect of their subject matter save for any agreements made with fraudulent intent, and excludes any prior agreements or representations. This Agreement supersedes and replaces any prior existing agreement between the parties relating to the same subject matter.

14.7	Counterparts: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement.

14.8	Business Days: If any obligation falls due to be performed on a day which is not a Business Day then the relevant obligations shall be performed on the next succeeding Business Day.

15.	GOVERNING LAW AND JURISDICTION

15.1	Governing Law: This Agreement is governed by, and will be construed in accordance with, the laws of England and Wales.

15.2	Jurisdiction: The Trustee and the Custodian agree that the courts of the State of New York, in the United States of America, and the United States federal court located in the Borough of Manhattan in such state are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement and, for these purposes each of the Trustee and the Custodian irrevocably submits to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objection to laying of venue, and further waive any personal service.

15.3	Waiver of Immunity: To the extent that the Custodian may in any jurisdiction claim any immunity from suit, judgment, enforcement or otherwise howsoever, the Custodian agrees not to claim and irrevocably waives, any such immunity which it would otherwise be entitled to (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

15.4	Service of Process: Process by which any proceedings are begun may be served on a party by being delivered to the party’s address specified below. This does not affect any right to serve process in another manner permitted by law.

Custodian’s Address for service of process:

The Agent General for Western Australia

Government of Western Australia European Office

5th Floor, Australia Centre

Corner of Strand and Melbourne Place

London WC2B 4LG

England

With a copy to:

Trustee’s Address for service of process:

The Bank of New York Mellon

225 Liberty Street

New York, New York 10281

Attention: Legal Department - Asset Servicing

[Signature Page Follows]

EXECUTED by the parties:

Signed on behalf of and for GOLD CORPORATION by

Signature	/s/ Richard Gordon Hayes

Name:	Richard Gordon Hayes

Title:	Director

Signed on behalf of and for THE BANK OF NEW YORK MELLON,

solely in its capacity as trustee of the Perth Mint Physical Gold ETF and not individually, by

Signature	/s/ Elizabeth Stubenrauch

Name	Elizabeth Stubenrauch

Title	Vice President

[Signature Page to Trust Unallocated Metal Account Agreement]